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                                   Exhibit 11


Computation of Earnings Per Common Share.
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

                                                         A. SCHULMAN, INC.

                                             COMPUTATION OF EARNINGS PER COMMON SHARE




                                             Year ended August 31,
                                             ---------------------
                                       1994          1993         1992
                                       ----          ----         ----
Net income                          $44,571,000  $36,738,000  $43,760,000

Dividends on preferred stock             54,000       54,000       54,000
                                    -----------  -----------  -----------
Net income applicable to
   common stock                      $44,517,000 $36,684,000  $43,706,000
                                    ============ ===========  ===========

Weighted average number of
   shares of common stock
   outstanding, net of
   treasury shares*                   37,438,118   37,325,547   37,024,548

Net income per share of
   common stock*                           $1.19        $ .98        $1.18


*Adjusted for the five-for-four stock split paid in the form of a 25% stock dividend on April 15, 1994.
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